Exhibit 99.2
NSTAR
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Condensed Consolidated Statements of Income  (Unaudited)
(in millions)
                                   Three months ended June 30,
                                              2003         2002

Operating revenues                          $647.9       $593.3

Operating expenses:
Purchased power, cost of gas and
  demand side management                     364.7        315.4
Operations and maintenance                   104.9        108.6
Depreciation and amortization                 57.4         56.9
Taxes                                         46.7         43.3
   Total operating expenses                  573.7        524.2
Operating income                              74.2         69.1
Other income (expense):
   Write-down of RCN investment,net              -        (27.6)
   Other income, net                           6.0          5.9
Interest charges                             (40.5)       (41.7)
Net income                                    39.7          5.7
Preferred dividends of subsidiary              0.5          0.5
Earnings available for common shareholders  $ 39.2       $  5.2
                                             =====        =====

NSTAR
Condensed Consolidated Balance Sheets
(in millions)                            (Unaudited)
                                            June 30, December 31,
                                               2003        2002
Assets
Property, plant and equipment, net      $  3,046.5   $  2,977.6
Investments                                   86.1         52.2
Current assets                               481.0        506.6
Regulatory assets and goodwill             2,344.9      2,453.3
Other deferred debits                         93.7        133.6
Total assets                            $  6,052.2   $  6,123.3
                                           =======      =======

Capitalization and Liabilities
Common equity                           $  1,336.5   $  1,299.3
Long-term debt and preferred stock         2,245.6      2,134.4
Current liabilities                          803.8        886.1
Deferred taxes and unamortized investment
tax credits                                  692.1        675.9
Other deferred credits                       974.2      1,127.6
Total capitalization and liabilities    $  6,052.2   $  6,123.3
                                           =======      =======
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
NSTAR
Energy Sales - Three Month Periods Ended June 30,

Retail Electric Sales - GWH
                                                       %
                                    2003     2002    Change
Residential                        1,396    1,313      6.3 %
Commercial                         2,923    2,852      2.5 %
Industrial and other                 448      485     (7.6) %
      Total                        4,767    4,650      2.5 %
                                   =====    =====

Firm Gas Sales and Transportation -- BBTU
                                                       %
                                    2003     2002    Change
Residential                        3,422    2,726     25.5 %
Commercial/Industrial and other    4,830    4,227     14.3 %
      Total                        8,252    6,953     18.7 %
                                   =====    =====

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